Exhibit 99

NYSE Amex: GSS / TSX: GSC / GSE: GSR

Golden Star Reports Third Quarter and Nine Month Results

Record High Metallurgical Recovery at Bogoso Sulfide Plant

Lower Cash Operating Costs at Bogoso/Prestea Reflect Ongoing Initiatives to

Streamline Operations – Further Cost Reductions Expected in 2012

Average Realized Gold Price of $1,704 in Q3, up from $1,513 in Q2

Company Generated $11.5 Million in Net Cash Flow from Operations in Q3

Company Receives Environmental Permit for Bogoso/Prestea TSF 1 Tailings Retreatment Project

Denver, CO—November 8, 2011—Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today reported unaudited financial results for its third quarter and nine-month period ended September 30, 2011.

An increase in gold prices combined with higher production in the third quarter pushed gold sales to $125.9 million, up 15% from $109.8 million in the second quarter of 2011 and up 21% from $103.7 million in the third quarter a year ago. In addition, the Company returned to positive cash flow from operations while continuing to invest in initiatives to reduce costs and increase reserves and resources.

“We’re very pleased with the positive progress we’ve achieved at Bogoso/Prestea, where production has steadily increased during the year and operating costs are on the decline,” said Tom Mair, President and CEO. “Our Bogoso/Prestea mine’s third quarter metallurgical recovery was the highest since the sulfide plant commenced operations in 2007. Over the past year, quarterly metallurgical recoveries have increased from 56% to 61%, 66%, and 76%, respectively. We are also improving financial results, including positive cash flow from operations of $11.5 million. Looking ahead, we’ll continue to drive down operating costs at both mines while increasing overall production. We have a tremendous asset base along the prolific Ashanti Gold Belt that is undervalued by almost any measure.”

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-16 Page 1 of 10

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Bogoso/Prestea gold sold (oz)	40,376	44,279	105,029	142,952
Wassa/HBB gold sold (oz)	33,485	40,359	125,280	135,036
Total gold sold (oz)	73,861	84,638	230,309	277,988
Average realized gold price ($/oz)	1,704	1,225	1,529	1,177
Cash operating cost – combined ($/oz)	1,108	825	1,054	686
Gold revenues ($000s)	125,880	103,651	352,193	327,222
Cash flow provided by operations ($000s)	11,467	29,624	4,152	78,487
Net income (loss) attributable to shareholders ($000s)	(10,196)	15,944	(9,316)	1,075
Net income (loss) attributable to shareholders ($/share)	(0.039)	0.062	(0.036)	0.004

BOGOSO/PRESTEA RECAP

Gold sales from Bogoso/Prestea grew to 40,376 ounces during the third quarter of 2011, up 18% over the second quarter and up 32% over the first quarter. These consistent increases are the direct result of a comprehensive operational review earlier this year that led to enhancements and improvements in all phases of operations. A more optimal blend of fresh and transition ores has steadily improved metallurgical recovery culminating in a quarterly record recovery of 76% in the third quarter of this year. The Company expects to further increase throughput and to continue to optimize the ore blend at Bogoso/Prestea in coming quarters.

At the same time, Bogoso achieved a 10.4% reduction in cash operating costs – $1,238 per ounce in the third quarter versus $1,383 per ounce in the second quarter – due to improved operating efficiencies and in spite of high mill maintenance costs and temporarily high stripping ratios. As stripping ratios return to design levels, the Company expects to achieve further operating cost reductions and higher mill throughput over the long term.

Additional key Bogoso/Prestea objectives in coming quarters include:

•

Completion of pre-stripping operations at the Pampe pit and commencement of oxide ore mining to feed the Bogoso oxide processing plant, which is undergoing refurbishment in anticipation of a first quarter 2012 re-commissioning.

•	The Company has received the environmental permit for the TSF 1 tailings retreatment project, which will provide additional feed to the oxide mill in 2012.

•	The Company is in the permitting process for other future sources of oxide feed, including Prestea South, Mampon and the Marlu tailings retreatment project.

•	Continue advancing the Prestea Underground project.

•	Continue reserve and resource drilling at a variety of sites.

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-16 Page 2 of 10

Bogoso/Prestea Key Metrics	3Q11	2Q11	1Q11	YTD11
Refractory ore mined (000st)	594	608	695	1,897
Non-refractory ore mined (000st)	84	7	—	91
Total ore mined (000st)	678	615	695	1,988
Waste mined (000st)	6,884	5,393	4,089	16,366
Refractory ore processed (000st)	579	604	721	1,904
Refractory grade (g/t)	2.63	2.31	2.46	2.47
Refractory ore recovery (%)	75.9	66.0	61.0	67.2
Cash operating cost ($/oz)	1,238	1,383	1,370	1,323
Gold sold (oz)	40,376	34,077	30,576	105,029

WASSA/HBB RECAP

Gold sales from Wassa/HBB totaled 33,485 ounces in the third quarter of 2011 as processing was impacted by wet, sticky ore from the newly opened Father Brown pit and by lower mill availability. Although cash operating costs increased to $950 per ounce in the third quarter, the Company expects that higher production and grade from the Father Brown pit as it deepens will result in increased fourth quarter production of approximately 40,000 ounces and cash operating costs will decline by approximately $50 per ounce.

Wassa/HBB Key Metrics	3Q11	2Q11	1Q11	YTD11
Ore mined (000st)	623	576	703	1,902
Waste mined (000st)	3,927	3,491	4,115	11,534
Ore processed (000st)	601	665	724	1,991
Grade (g/t)	1.82	1.93	2.33	2.04
Recovery (%)	93.7	94.1	95.2	94.4
Cash operating cost ($/oz)	950	811	757	827
Gold sold (oz)	33,485	38,463	53,332	125,280

EXPLORATION

Through the first nine months of 2011 the Company’s exploration activities included seven drill rigs focused on identifying additional resource potential with infill drilling and testing of the known mineralized trends along strike and at depth. At Bogoso/Prestea drilling focused around the active pits at Bogoso North, Chujah and Pampe and will continue through the remainder of this year. Wassa/HBB drilling concentrated on higher-grade zones of gold mineralization at depth along the Wassa Main trend. The Company also continued to drill to depth beneath the Father Brown Pit at Hwini Butre, where an initial preliminary assessment of underground mining showed positive economics.

Elsewhere in West Africa, Golden Star is preparing for initial drilling of its concessions in the Cote d'Ivoire. In addition, Riverstone continues work on the Company’s Goulagou-Rounga property in Burkina Faso.

Exploration activities in Brazil continued with regional stream sediment sampling on the Iriri Joint Venture with Votorantim Metals. This joint venture encompasses a 3,400 square kilometer area in Northern Mato Grosso State.

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-16 Page 3 of 10

LIQUIDITY AND CAPITAL RESOURCES

Golden Star has approximately $114.3 million in cash and cash equivalents and a working capital balance of $104.5 million at September 30, 2011. In addition, the Company has a $40.5 million revolving credit facility that is currently undrawn as well as an additional $25.4 million in borrowing capacity under its equipment financing credit facility.

Year-to-date, Golden Star has invested approximately $65.0 million in capital projects, including $17.4 million for mining property development projects, $33.5 million for the acquisition of new equipment and facilities at its mine sites, $12.8 million for mine site drilling, and $1.3 million for other items. The Company expects to invest approximately $45 million in capital projects in the fourth quarter of 2011. Capital expenditures in 2012 are currently expected be in the range of $80 million to $90 million.

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-16 Page 4 of 10

GUIDANCE

Following the October operating results the Company has decided to lower the operational expectations for the fourth quarter. At Bogoso/Prestea the guidance has been reduced to reflect the lower than expected mill throughput in October primarily due to more time spent on essential mill maintenance. As the mining operations continue to deliver according to expectation, Bogoso’s ore stockpile has increased allowing more flexibility in achieving optimum ore blending.

At Wassa, expected fourth quarter production has been lowered due to lower mill throughput which is directly related to the sticky ore experienced in the early part of this quarter. Mine production continues on target with the result that stockpiles have increased.

For 2012 the Company is forecasting a 27% increase in production with a 13% reduction in overall cash operating costs, including a 26% decrease in costs at Bogoso/Prestea.

The following table sets forth quarterly and year-to-date actual, unaudited results and estimated production and cash operating costs for the fourth quarter of 2011 and full year 2012:

	Bogoso/Prestea	Wassa/HBB	Combined
First Quarter – Actual
Oz produced	30,576	53,332	83,908
Cash operating cost ($/oz)	1,370	757	980
Second Quarter – Actual
Oz produced	34,077	38,463	72,540
Cash operating cost ($/oz)	1,383	811	1,080
Third Quarter – Actual
Oz produced	40,376	33,485	73,861
Cash operating cost ($/oz)	1,238	950	1,108
Fourth Quarter – Estimated
Oz produced	40,000	40,000	80,000
Cash operating cost ($/oz)	1,200	900	1,050
2011 Full Year – Estimated
Oz produced	145,029	165,280	310,309
Cash operating cost ($/oz)	1,290	843	1,052
2012 Guidance
Oz produced	250,000	145,000	395,000
Cash operating cost ($/oz)	950	850	913

Notes:

1.	2011 Bogoso/Prestea production guidance includes only output from the Bogoso sulfide mill. 2012 guidance includes approximately 92,000 ounces from oxide and other non-refractory ores.

2.	Costs at Bogoso/Prestea include extra stripping required to recover the mining sequence at Chujah and Bogoso North pits.

3.	Power and fuel prices used in the forecast are unchanged from present at $0.15 per kilowatt-hour and $1.35 per liter, respectively.

4.	Ounces shown for Wassa in 2012 are dependent upon timely receipt of the environmental permit needed to raise Wassa’s tailings dam.

5.	Bogoso cash operating cost in 2012 includes the operating cost of a new water treatment plant scheduled to come on line in early 2012. The water treatment costs are estimated to add approximately $60 per ounce at Bogoso in 2012 and 2013, but should drop sharply after 2013 when the current backlog of process water is treated and discharged from the tails ponds.

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-16 Page 5 of 10

Third Quarter News Release and Conference Call

The Company will conduct a conference call and webcast on Wednesday, November 9, 2011, at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time). Please call in at least five minutes prior to the conference call start time to ensure prompt access to the conference. The call can be accessed by telephone or by webcast as follows:

North American participants: (877) 407-8289

Participants outside U.S. and Canada: (201) 689-8341

Webcast: www.gsr.com

A recording of the conference call will be available until November 30, 2011, through the Company’s website at www.gsr.com or by dialing:

North America: (877) 660-6853, Replay Account number: 329, Conference ID number: 377772

International outside U.S. and Canada: (201) 612-7415, Replay Account number: 329, Conference

ID number: 377772

COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing regions. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-16 Page 6 of 10

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of U.S. dollars except shares issued and outstanding)

(unaudited)

	As of	As of
	September 30 2011	December 31 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$114,294	$178,018
Accounts receivable	16,384	11,885
Inventories	64,625	65,204
Deposits	8,368	5,865
Prepaids and other	2,097	1,522

Total Current Assets	205,768	262,494
RESTRICTED CASH	2,405	1,205
PROPERTY, PLANT AND EQUIPMENT	241,292	228,367
INTANGIBLE ASSETS	5,793	7,373
MINING PROPERTIES	254,172	250,620
OTHER ASSETS	2,362	3,167

Total Assets	$711,792	$753,226

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$23,139	$34,522
Accrued liabilities	51,857	53,935
Derivatives	6,813	—
Asset retirement obligations	11,445	23,485
Current tax liability	714	1,128
Current debt	7,327	10,014

Total Current Liabilities	101,295	123,084
LONG TERM DEBT	133,259	155,878
ASSET RETIREMENT OBLIGATIONS	22,311	21,467
DEFERRED TAX LIABILITY	24,932	15,678

Total Liabilities	$281,797	$316,107

COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 258,624,486 at September 30, 2011; 258,511,236 at December 31, 2010	693,784	693,487
CONTRIBUTED SURPLUS	19,258	16,560
ACCUMULATED OTHER COMPREHENSIVE INCOME	1,679	1,959
DEFICIT	(283,352)	(274,036)

Total Golden Star Equity	431,369	437,970
NONCONTROLLING INTEREST	(1,374)	(851)

Total Equity	429,995	437,119

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$711,792	$753,226

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-16 Page 7 of 10

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Stated in thousands of U.S. dollars except shares and per share data)

(unaudited)

	For the three months ended September 30		For the nine months ended September 30
	2011	2010	2011	2010
REVENUE
Gold revenues	$125,880	$103,651	$352,193	$327,222
Cost of sales	106,385	97,952	316,661	291,444

Mine operating margin	19,495	5,699	35,532	35,778
Exploration expense	1,824	1,625	3,972	4,174
General and administrative expense	5,996	3,859	20,350	12,973
Derivative mark-to-market (gain)/loss (Note 5)	13,245	(19,280)	(4,368)	4,473
Property holding costs	1,778	1,557	6,141	3,855
Foreign exchange loss	666	313	1,385	884
Interest expense	2,193	2,395	6,663	6,879
Interest and other income	(61)	(48)	(163)	(343)
(Gain)/loss on sale of assets	(338)	3	(336)	(1,650)

Income/(loss) before income tax	(5,808)	15,275	1,888	4,533
Income tax (expense)/benefit	(3,621)	43	(11,727)	(2,737)

Net income/(loss)	$(9,429)	$15,318	$(9,839)	$1,796
Net income/(loss) attributable to non-controlling interest	767	(626)	(523)	721

Net income/(loss) attributable to Golden Star shareholders	$(10,196)	$15,944	$(9,316)	$1,075

Net income/(loss) per share attributable to Golden Star shareholders
Basic	$(0.039)	$0.062	$(0.036)	$0.004
Diluted	$(0.039)	$0.061	$(0.036)	$0.004
Weighted average shares outstanding (millions)	258.6	258.2	258.6	257.8
Weighted average shares outstanding-diluted (millions)	258.6	260.2	258.6	259.6
OTHER COMPREHENSIVE INCOME/(LOSS)
Net income/(loss)	$(9,429)	$15,318	$(9,839)	$1,796
Unrealized gains on investments	59	311	(280)	651

Comprehensive income/(loss)	$(9,488)	$15,007	$(9,559)	$1,145

Comprehensive income/(loss) attributable to Golden Star shareholders	$(10,255)	$15,633	$(9,036)	$424
Comprehensive (income)/loss attributable to non-controlling interest	767	(626)	(523)	721

Comprehensive income/(loss)	$(9,488)	$15,007	$(9,559)	$1,145

Deficit, beginning of period	$(273,156)	$(277,675)	$(274,036)	$(262,806)

Deficit, end of period	$(283,352)	$(261,731)	$(283,352)	$(261,731)

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-16 Page 8 of 10

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in thousands of U.S. dollars)

(unaudited)

	For the three months ended September 30		For the nine months ended September 30
	2011	2010	2011	2010
OPERATING ACTIVITIES:
Net income/(loss)	$(9,429)	$15,318	$(9,839)	$1,796
Reconciliation of net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	15,621	22,558	52,113	75,391
Amortization of loan acquisition cost	321	1,088	993	893
(Gain)/Loss on sale of assets	(338)	4	(336)	(1,649)
Non-cash employee compensation	564	449	2,784	2,368
Future income tax expense/(benefit)	2,908	(215)	9,255	961
Fair value of derivatives (gain)/loss	1,700	(312)	6,879	(631)
Fair value (gain)/loss on convertible debt	2,084	(18,965)	(22,208)	4,038
Accretion of asset retirement obligations	2,184	601	5,300	1,802
Reclamation expenditures	(8,416)	(1,934)	(20,244)	(5,534)

	7,199	18,592	24,697	79,435
Changes in non-cash working capital:
Accounts receivable	(1,886)	9,214	(4,690)	(3,215)
Inventories	1,177	(3,016)	756	(7,208)
Deposits	147	(1,495)	(553)	(1,775)
Accounts payable and accrued liabilities	4,265	6,388	(14,534)	10,991
Other	565	(59)	(1,524)	259

Net cash provided by operating activities	11,467	29,624	4,152	78,487
INVESTING ACTIVITIES:
Expenditures on mining properties	(12,211)	(15,253)	(30,242)	(24,434)
Expenditures on property, plant and equipment	(13,678)	(9,966)	(33,541)	(27,255)
Cash securing letters of credit (used)/refunded	(1,200)	2,598	(1,200)	2,598
Change in accounts payable and deposits on mine equipment and material	2,499	(5,186)	(685)	(2,593)
Other	681	(752)	681	1,468

Net cash used in investing activities	(23,909)	(28,559)	(64,987)	(50,216)
FINANCING ACTIVITIES:
Principal payments on debt	(2,622)	(8,814)	(7,960)	(25,224)
Proceeds from debt agreements and equipment financing	1,391	11,168	4,861	25,674
Other	52	(646)	210	1,196

Net cash provided by/(used in) financing activities	(1,179)	1,708	(2,889)	1,646

Increase/(decrease) in cash and cash equivalents	(13,621)	2,773	(63,724)	29,917
Cash and cash equivalents, beginning of period	127,915	181,232	178,018	154,088

Cash and cash equivalents end of period	$114,294	$184,005	$114,294	$184,005

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-16 Page 9 of 10

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding expected reductions in operating costs and increases in production; the ability of the Company to increase throughput and optimize ore blend and to achieve other objectives at Bogoso/Prestea; the ability to achieve higher ore production and grade at Father Brown and the impact of that on production and operating costs; planned exploration activities; planned investments in capital projects; the Company’s exploration budget and planned exploration activities and drilling, including exploration at Bogoso/Prestea, and Wassa/HBB, and elsewhere in West Africa and Brazil and plans with respect to the Bogoso Tailings Retreatment project; the ability to fund cash needs including capital and operating expenditures; the Company’s 2011 and 2012 production and cash operating cost estimates, projected water treatment costs at Bogoso/Prestea in 2012 and beyond; the Company’s long term objectives; and sources of and adequacy of cash to meet capital and other needs. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plants; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power, timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2010. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms "cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Bruce Higson-Smith, Vice President Corporate Development

+1-800-553-8436

INVESTOR RELATIONS

Jay Pfeiffer or Geoff High, Pfeiffer High Investor Relations, Inc.

303-393-7044

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-16 Page 10 of 10